Exhibit (k)(6)

FUND SERVICING AGREEMENT

BY AND BETWEEN

PARAMOUNT ACCESS ADVISORS, LLC

AND

PARAMOUNT ACCESS FUND

July [  ], 2011

 FUND SERVICING AGREEMENT, made as of the [  ]th day of July, 2011, by and between Paramount Access Advisors, LLC, a limited liability company formed under the laws of the State of Texas (“PAA”), and Paramount Access Fund (the “Fund”), on the other.

RECITAL

WHEREAS, the Fund desires to retain PAA to provide, or to retain service providers (“Service Providers”) to provide, certain fund  services (“Fund  Services”) to the Fund;

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “Investment Company Act”) and is subject to regulation as such under applicable federal securities laws;

WHEREAS, common units of beneficial interest of the Fund (“Common Units”) are offered for purchase to customers that are qualified investors; and

WHEREAS, PAA desires to provide, or retain Service Providers to provide, Fund Services.

NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

1.           Appointment of PAA.

1.           The Fund hereby authorizes PAA to provide, and/or retain other Service Providers, who have entered into an appropriate service provider agreement with PAA, to provide, one or more of the Fund Services.  Fund Services shall include, but shall not be limited to:

(a)           assisting the Fund in administering repurchases;

(b)           providing the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund and unitholder (“Unitholder”) services;

(c)           as agreed from time to time with the Board of Trustees of the Fund (the “Board”) and in accordance with Rule 38a-1 under the Investment Company Act, making available the services of appropriate compliance personnel and resources relating to compliance policies and procedures of the Fund;

(d)           assisting the Fund in providing or procuring accounting services for the Fund and the capital accounts of Unitholders;

 (e)           assisting in the administration of meetings of the Board and its committees and the Unitholders;

(f)           assisting in administering subscriptions and tender offers, including assistance in the preparation of regulatory filings and the transmission of cash between Unitholders and the Fund;

(g)           assisting in arranging for, at the Fund’s expense, the preparation of all required tax returns;

(h)           periodically reviewing the services performed by the Fund’s service providers, and making such reports and recommendations to the Board concerning the performance of such services as the Board reasonably requests;

(i)           to the extent requested by the Board or officers of the Fund, negotiating changes to the terms and provisions of the Fund’s custody, administration and escrow agreements;

(k)           providing information and assistance as requested in  connection with the registration of the Fund’s Common Units in accordance with state securities requirements;

(l)           providing assistance in connection with the preparation of the Fund’s periodic financial statements and annual audit as reasonably requested by the Board or officers of the Fund or the Fund’s independent accountants; and

(m)           supervising other aspects of the Fund’s operations and providing other administrative services to the Fund.

2.           Fund Servicing Fee.

(a)           The Fund will make payments to PAA within 15 days of the end of each calendar month equal to a certain percentage (on an annualized basis), as set forth in Exhibit A attached hereto, of the aggregate value of outstanding Common Units held by Unitholders of the Fund as of the last business day of the month (before giving effect to any repurchase of Common Units in the Fund) (the “Fund Servicing Fee”), provided that PAA may vary, reduce or waive the Fund Servicing Fee in its sole discretion for certain Shareholders of the Fund.

(b)           PAA may pay amounts pursuant to this Section 2 to any Service Provider, including any “affiliated person” (as that term is defined in the Investment Company Act) of PAA, if such person provides Fund Services.

(c)           PAA may, in its sole discretion, pay all or a portion of the Fund Servicing Fee to Service Providers.

3.           Duties of PAA.

(a)           PAA agrees to provide and/or retain the Service Providers to provide Fund Services and to compensate such Service Providers for their services.

(b)           PAA shall maintain all books and records of the Fund required by Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Fund’s distributor, administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefore by Rule 31a-2 of the Investment Company Act.

4.           Limitation of Liability; Indemnification.

(a)           The duties of PAA shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against PAA hereunder.  PAA shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, gross negligence or reckless disregard in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Section 4, the term “PAA” shall include managers, officers, employees, affiliates and other agents of PAA as well as that company itself).

(b)           The Fund shall indemnify and hold harmless PAA, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “PAA Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the PAA Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Investment Advisers Act of 1940, as amended, or under any other statute, at common law or otherwise (“Losses”) except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such PAA Indemnitee by reason of willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such PAA Indemnitee’s office.  The rights of indemnification provided under this Section 4 shall not be construed so as to provide for indemnification of a PAA Indemnitee for any Losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 4 to the fullest extent permitted by law.

5.              Duration.  This Agreement will take effect on the date first set forth above. Unless earlier terminated pursuant to Section 7 hereof, this Agreement shall remain in effect for a period of two years from such date and thereafter from year to year.

6.              Amendment.  Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board of the Fund.

7.              Termination.  This Agreement may be terminated (i) by PAA at any time without penalty upon sixty days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days’ written notice to PAA (which notice may be waived by PAA).  Any termination of this Agreement shall not affect the obligation of the Fund to pay the Fund Servicing Fee to PAA prior to such termination.

8.              Choice of Law.  This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware (without regard to any conflicts of law principles thereof).  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Investment Company Act.  In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

*           *           *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PARAMOUNT ACCESS ADVISORS, LLC

By:
Name: Ed Butowsky
Title: Managing Member

PARAMOUNT ACCESS FUND

By:
Name: Ed Butowsky
Title: President

EXHIBIT A

Fund	Fund Servicing Fee (as a percentage of the aggregate value of outstanding Common Units)
Paramount Access Fund	1.00%